Exhibit 99.2

Response Biomedical Corp. Receives Court Approval of Going-Private Transaction

VANCOUVER, B.C., September 19, 2016 - Response Biomedical Corp. (“Response” or the “Company”) (TSX: RBM, OTC: RPBIF) is pleased to announce that the Supreme Court of British Columbia has approved the previously announced acquisition of all the issued and outstanding common shares of Response by 1077801 B.C. Ltd., by way of a plan of arrangement (the “Arrangement”). The completion of the Arrangement is subject to the receipt of approvals in the People’s Republic of China from the National Development and Reform Commission, the Ministry of Commerce and the State Administration of Foreign Exchange (the “Chinese Government”) and is expected to occur in the fourth quarter of this year. The Toronto Stock Exchange (the “TSX”) has conditionally approved the transaction, subject only to our compliance with customary conditions at closing. Additional information regarding the terms of the Arrangement are set out in Response’s management information circular dated August 11, 2016, which is available under Response’s profile at www.sedar.com.

Forward-Looking Statements

This press release may contain forward-looking statements, for example statements regarding the approval of the Arrangement by the TSX and the Chinese Government, and the completion of the Arrangement. These statements relate to future events and are subject to risks, uncertainties and assumptions about the Company. These statements are only predictions based on the Company’s current expectations and projections about future events. Although the Company believes the expectations reflected in such forward-looking statements, and the assumptions upon which such forward-looking statements are made, are reasonable, there can be no assurance that such expectations will prove to be correct and if such expectations are not met, the Company’s business may suffer.

Readers should not place undue reliance on these statements. Actual events or results may differ materially. Such forward-looking statements involve known and unknown risks, uncertainties and other factors that may cause the Company’s actual results, events or developments to be materially different from any future results, events or developments expressed or implied by such forward-looking statements. Among those factors which could cause the Company’s actual results to differ materially from any forward-looking statements are the following: uncertainties as to the timing of the Arrangement and satisfaction of the conditions thereto, market conditions and other risk factors listed from time to time detailed in our filings with the Securities and Exchange Commission and Canadian securities regulatory authorities, including but not limited to our Annual Report on Form 10-K, our Quarterly Reports on Form 10-Q, our Current Reports on Form 8-K and other filings with the Securities and Exchange Commission and Canadian securities regulatory authorities.

The forward-looking statements included in this press release are made as of the date of this press release and the Company disclaims any intention or obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise, except as expressly required by applicable securities legislation.

For further information, please contact:

Response Biomedical Corp.:
W.J. (Bill) Adams, 604 456 6010
Chief Financial Officer

ir@responsebio.com